EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                   Contact:        Keoni Wagner
Thursday, August 29, 2002                               (808) 838-6778
                                                        wagner@HawaiianAir.com



          HAWAIIAN AIRLINES COMPLETES FORMATION OF NEW HOLDING COMPANY


         HONOLULU - Hawaiian Airlines, Inc. (AMEX and PCX: HA) announced today that it has completed the formation of a new public holding company named "Hawaiian Holdings, Inc.," which is a Delaware corporation. Hawaiian Airlines, Inc., now a wholly owned subsidiary of Hawaiian Holdings, will continue to be operated as a Hawaii corporation. Hawaiian Airlines' current business, operations and management remain unchanged by the corporate restructuring.

         The common stock of Hawaiian Holdings will continue to be publicly traded under the symbol "HA" on the American Stock Exchange (AMEX) and the Pacific Exchange (PCX), the same trading symbol under which the common stock of Hawaiian Airlines traded.

         The corporate restructuring, which was approved by the shareholders of Hawaiian Airlines at their 2002 Annual Meeting of Shareholders, was generally tax-free to shareholders. As a result of the corporate restructuring, shareholders of Hawaiian Airlines became shareholders of Hawaiian Holdings having the same number and ownership percentage of shares they held in Hawaiian Airlines immediately prior to the corporate restructuring.

         The conversion of shares of Hawaiian Airlines into shares of Hawaiian Holdings occurred without the physical exchange of certificates. Certificates formerly representing shares of Hawaiian Airlines are deemed to represent shares of Hawaiian Holdings until any such certificates are submitted to Hawaiian Holdings' transfer agent for transfer.


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Hawaiian Airlines Completes Formation of New Holding Company
Thursday, August 29, 2002
Page 2


ABOUT HAWAIIAN AIRLINES

         Founded in 1929 as Inter-Island Airways, Hawaiian Airlines is the first and largest Hawaii-based airline. From Honolulu, Hawaiian Airlines provides scheduled and charter air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and eight Western U.S. gateway cities and two destinations in the South Pacific. The nation's 12th-largest carrier, it is also the second-largest provider of air service between the U.S. mainland and Hawaii. Additional information on Hawaiian Airlines is available on-line at www.HawaiianAir.com.

CAUTIONARY STATEMENT

         This document contains forward-looking statements. Statements that are not historical fact, including statements about the beliefs and expectations of the company, constitute forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. The company cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those described in periodic reports and other documents filed with the Securities and Exchange Commission by the company and the risks associated with the proposed restructuring and the realization of anticipated benefits. Investors should evaluate any statements in light of these important factors.


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